Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	May 9, 2007
Contact:	Specialized Health Products International, Inc.

David Green, Chief Financial Officer

801-298-3360
dgreen@shpi.com

or

CCG Investor Relations

Sean Collins, Senior Partner

(310) 477-9800

sean.collins@ccgir.com

Specialized Health Products Reports First Quarter 2007 Financial Results

Sustaining Profitability With Record Sales

BOUNTIFUL, Utah – May 9, 2007 – Specialized Health Products International, Inc., (“Specialized Health Products”) (OTCBB: SHPI), a leading developer and manufacturer of proprietary safety medical products, today announced first quarter financial results for the three month period ended March 31, 2007.

Highlights for Q1-2007:

•	Posted fourth consecutive profitable quarter, with net income of $304,000 in Q1-2007, compared to a loss of $543,000 in Q-1 2006;
•	Sustained record revenue growth, with year-over-year growth of 107% to $4.2 million in Q1-2007, from approximately $2.0 million in Q1-2006;
•	Advanced manufactured product sales by 137% to $3.3 million in Q1-2007, from $1.4 million in Q1-2006;
•	Improved gross profit margin to 67% in Q1-2007, from 64% in Q1-2006;
•	Posted organic revenue growth of 40% year-over-year, excluding contributions from the June 2006 merger with The Med Design Corporation (“Med-Design”).

“It is gratifying to see the sustained and growing market acceptance of our safety medical needle products,” commented Jeff Soinski, President and Chief Executive Officer of Specialized Health Products. “During the first quarter, we continued to strengthen our position as a market leader in safety Huber needles, with all four of our complementary product offerings contributing to revenue growth. With a more fully developed infrastructure, improved gross margins, and continued product innovation, we believe we are well-positioned to gain operating leverage on the continued growth of our product sales and expand profitability. We also believe we have established a strong platform to explore new opportunities for growth in other categories. Our mission is to become a leader in the market for safety medical products, and our first quarter results indicate that we are heading in the right direction, with the right team, with an increasing number of the right products.”

Financial Results for Q1-2007

In June 2006, Specialized Health Products merged with The Med-Design Corporation. The financial results for the three month period ended March 31, 2007, include combined operations from January 1, 2007 through March 31, 2007. Financial results for the three month period ended March 31, 2006 do not include Med-Design financial results.

During the first quarter of 2007, Specialized Health Products had total revenue of $4.2 million, representing a $2.2 million or 107% increase compared to the first quarter of 2006. This increase in revenue was primarily driven by increased sales of the Company’s manufactured products, including its leading safety Huber needle product lines, and the addition of new revenue streams from the Med-Design merger. Specialized Health Products revenue streams contributed $2.85 million in revenue during the first quarter of 2007, representing an organic growth rate of 40% compared to the comparable year-ago period. Med-Design revenue streams contributed $1.35 million in revenue during the first quarter of 2007, representing 32% of total revenue.

Product sales in the first quarter of 2007 were $3.3 million, representing a 137% increase compared to the first quarter of 2006. Product royalties in the first quarter of 2007 totaled $827,000, representing a 90% increase. Technology fees and licensing revenues were flat at $49,000 for both comparable periods. Development fees decreased $130,000 to $24,000 in the first quarter of 2007, as the Company’s funded development projects advanced through the development and commercialization process.

Gross profit for the first quarter of 2007 was $2.8 million, representing a gross profit margin of 67%, compared to a 64% gross profit margin realized in the first quarter of 2006. This improvement in gross margin is primarily related to increased efficiencies related to the volume growth of the Company’s leading manufactured product lines.

Specialized Health Products had total operating expenses of $2.6 million in the first quarter of 2007, representing a 41% increase compared to the first quarter of 2006. This increase was primarily related to increased costs from expanded operations following the Med-Design merger, as well as increased operations and sales and marketing costs required to support growing manufactured product sales, which have more than doubled over the past twelve months.

Net income for the first quarter of 2007 was $304,000, representing an improvement of $847,000 compared to a net loss of $543,000 in the first quarter of 2006. Earnings per share in the first quarter of 2007 was positive, but slightly under $0.01 per share, compared to a loss of $0.01 per share in the first quarter of 2006.

Aggregate cash and cash equivalents and available-for-sale securities totaled $6.63 million at March 31, 2007, representing a $73,000 increase compared to $6.56 million at December 31, 2006.

Conference Call

The Company will host a conference call at 4:30 p.m. EDT on Wednesday, May 9, 2007, to discuss earnings for the 2007 fiscal first quarter ended March 31, 2007. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 230-1085. International callers should dial (612) 234-9960. This conference call will also be broadcast live over the Internet and can be accessed through a link on the Company’s website at www.shpi.com. To listen to the live call, please go to the Specialized Health Products website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 8:00 p.m. EDT on May 9, 2007 through May 16, 2007 at (800) 475-6701 or (320) 365-3844 (international) access code – 871947. The replay will also be available shortly after the call on the Specialized Health Products website.

About Specialized Health Products International, Inc.

Specialized Health Products International, Inc. is a leading developer, manufacturer and marketer of proprietary disposable medical products for clinician and patient safety. Specialized Health Products has developed multiple safety needle products based upon a broad intellectual property portfolio that applies to virtually all medical needles used today. Specialized Health Products is a market leader in safety Huber needles, with four complementary product offerings. The Company has licensed or supplies other products to leading global healthcare companies, including Tyco Healthcare, Bard Access Systems, and BD Medical. For more information about Specialized Health Products, visit the Company’s website at www.shpi.com.

Forward-Looking Statements

The statements contained in this press release regarding (i) operating leverage and (ii) our intention and ability to deliver profitable growth, and the actions we intend to take to drive this profitable growth, and other statements that are not historical fact, are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. We wish to advise readers that a number of important factors could cause actual results to differ materially from historical results or those anticipated in such forward-looking statements. These factors include, but are not limited to the inability to locate or consummate desired acquisitions, unforeseen delays in manufacturing our products, unforeseen demands upon our cash and cash equivalents and the demand for our products being less than anticipated. These and other factors that could cause actual results to differ materially from those anticipated are discussed in more detail in our filings with the Securities and Exchange Commission, including our annual report on Form 10-KSB for the fiscal year ended December 31, 2006. These forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date.

# # #

(Financial Tables Follow)

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended

	March 31,	March 31,
	2007	2006

Revenue:
Product sales	$ 3,299,758	$ 1,389,848
Royalties	827,133	434,811
Technology fees and licensing revenues	49,167	49,167
Development fees and related services	23,667	154,015
	4,199,725	2,027,841
Cost of revenue	1,380,443	723,328

Gross profit	2,819,282	1,304,513

Operating expenses:
Research and development (2007 and 2006 totals
exclude amortization of stock based compensation
of $110,794 and $109,854, respectively)	993,039	830,292
Sales and marketing (2007 and 2006 totals
exclude amortization of stock based compensation
of ($11,393) and $5,528, respectively)	519,727	280,360
General and administrative (2007 and 2006 totals exclude
amortization of stock based compensation of $224,255
and $211,395, respectively)	721,404	378,480
Amortization of stock based compensation	323,656	326,777
Total operating expenses	2,557,826	1,815,909
Income (loss) from operations	261,456	(511,396)

Other income (expense):
Interest income	59,077	118
Other income (expense)	(675)	(28,317)
Total other income (expense), net	58,402	(28,199)

Income/franchise tax	(16,168)	(3,435)

Net income (loss)	$ 303,690	$ (543,030)

Basic net income (loss) per common share	$ 0.00	$ (0.01)
Diluted net income (loss) per common share	$ 0.00	$ (0.01)
Basic weighted average number of shares outstanding	62,643,003	44,630,556
Diluted weighted average number of shares outstanding	65,824,537	44,630,556

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$ 2,354,232	$ 2,281,680
Available-for-sale securities	4,275,375	4,275,375
Trade accounts receivable, net	2,411,294	2,680,865
Inventory	1,917,395	2,028,020
Prepaid expenses and other	380,209	368,942
Total Current Assets	11,338,505	11,634,882

Property and Equipment, net of accumulated depreciation of $1,315,005
and $1,234,411 at March 31, 2007 and December 31, 2006, respectively	1,291,739	1,282,119
Intangible assets, net	2,769,606	2,805,032
Goodwill	870,980	870,980
Other assets	30,987	30,987
	$ 16,301,817	$ 16,624,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 1,131,607	$ 1,699,869
Accrued liabilities	1,163,592	1,354,003
Accrual for patent litigation expenses	768,087	911,376
Deferred revenue	196,668	196,668
Total current liabilities	3,259,954	4,161,916

Deferred revenue, net of current portion	122,900	172,067
Total liabilities	3,382,854	4,333,983

Commitments and contingencies (Note 4)

Stockholders’ equity:
Series A preferred stock, $.001 par value; 30,000,000 shares authorized, no
shares issued and outstanding at March 31, 2007 and December 31, 2006	—	—
Common stock, $.02 par value; 70,000,000 shares authorized, 67,338,296 and 67,305,207 sharess issued and outstanding at March 31, 2007
and December 31, 2006, respectively	1,346,766	1,346,104
Additional paid-in capital	50,714,733	50,390,139
Accumulated deficit	(39,142,536)	(39,446,226)
Total stockholders’ equity	12,918,963	12,290,017
Total liabilities and stockholders’ equity	$ 16,301,817	$ 16,624,000